Exhibit 4.4

AMENDMENT TO HARTE-HANKS, INC.

2005 OMNIBUS INCENTIVE PLAN

This Amendment (this “Amendment”) to the Harte-Hanks, Inc. (the “Company”) 2005 Omnibus Incentive Plan, as amended and restated (the “Plan”), is entered into and effective as of May 12, 2009.

WHEREAS, the Company adopted the Plan in May 2005;

WHEREAS, effective January 1, 2008, the Company amended and restated the Plan to incorporate the requirements of Internal Revenue Code Section 409A and related regulations, and effective February 13, 2009, the Company amended and restated the Plan to delete the references in Article XVII (Change in Capital Structure; Change of Control) to a “Potential Change of Control,” including deleting the definition of a Potential Change of Control in former Section 17.5;

WHEREAS, on January 29, 2009, the Company’s Board of Directors determined that it is in the best interests of the Company to amend the Plan to increase the number of shares of Company common stock available under the Plan by an additional 4,600,000 shares and the Board recommended stockholder approval of an amendment to the Plan reflecting this change;

WHEREAS, 4,570,000 shares were originally available under the Plan, which amount when added to the 4,600,000 additional shares in this Amendment will result in 9,170,000 total shares of Company common stock being available under the Plan (subject to adjustment, as provided by the Plan); and

WHEREAS, on May 12, 2009, the stockholders of the Company approved this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Each capitalized term or phrase used but not otherwise defined herein has the meaning given to it in the Plan.

2.	Existing Section 4.1 is hereby amended and restated in its entirety as follows, effective May 12, 2009:

“4.1. Number of Shares. The aggregate number of shares of Common Stock that may be issued under this Plan shall be 9,170,000 (subject to adjustment in connection with changes in capital structure in accordance with Article XVII). The authorization may be increased with the approval of the Board and the stockholders of the Company.”

3.	Except as modified by this Amendment, all other terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by a duly authorized officer of the Company effective as of the date first written above.

HARTE-HANKS, INC.

By:	/s/ Bryan J. Pechersky
Name:	Bryan J. Pechersky
Title:	Senior Vice President